Exhibit 10.18

SUMMARY DESCRIPTION OF THE
2018 COMPANY MANAGEMENT INCENTIVE PROGRAM

I.	Introduction

The 2018 Company Management Incentive Program (CMIP) is designed to focus on two key factors that drive improvements in shareholder value: Return on Invested Capital (ROIC) and Sales Growth.

II.	Objectives

This incentive program is designed to:

▪	Encourage decision-making focused on growing the business profitably and efficiently, thus leading to improvements in shareholder value;

▪	Influence employees to make decisions consistent with shareholders’ interests;

▪	Align participants with relevant company objectives; and,

▪	Attract and retain the talent required to achieve the Company’s objectives.

III.	Eligibility

Eligibility for participation in this program is based on the determination of management. Criteria for inclusion are external market practice, impact of the role, and internal practice. Participation in this program is subject to the provisions in Section B of the attached Terms and Conditions.

IV.	Performance Measures

Shareholder value will improve most dramatically if the company can achieve these goals simultaneously:

1.	Produce a favorable rate of ROIC; and

2.	Grow the business rapidly.

The 2018 Company MIP will be based on ROIC and Sales Growth as follows:

% Payout = ROIC Component + Sales Growth Component

The maximum award is capped at 200% of target.

ROIC Component

ROIC is defined as operating earnings divided by net working assets:

ROIC     = Operating Earnings
Net Working Assets

The ROIC component will range from 0% to 100% of an employee’s total target incentive. Payouts will occur as follows:

Company ROIC Performance %	ROIC Payout (as a % of Target)
< 20.6%	0%
20.6%	25%
25.1%	50%
29.6%	75%
34.1%	100%
Amounts will be interpolated as necessary.

Sales Growth Component

Sales Growth is defined as year‑over‑year performance:

Sales Growth = Total Daily Sales, Current Year - 1
Total Daily Sales, Prior Year

The Sales Growth component is added to the ROIC results and will be determined as follows:

Company Sales Growth Performance %	Sales Growth Payout (as a % of Target)
< -3.4%	0%
0.5%	25%
4.4%	50%
8.3%	75%
12.2%	100%
Amounts will be interpolated as necessary.

The calculation of ROIC and Sales Growth will exclude the effect any mergers, acquisitions or divestitures with a closing date or acquisition/divestiture date that occurs during the year. More specifically, the impact of any merger, acquisition, or divestiture on sales growth, operating earnings and net working assets will be excluded when calculating the performance measures.

The Compensation Committee of the Board (CCOB) retains discretion to modify the payout formula based on windfalls and shortfalls.

V.	Target Award

Also known as the target incentive, the target awards for each job is stated as a percentage of the employee’s Base Salary or a target value. Target awards follow competitive market practice and internal considerations.

VI.	Determination of Payment Amounts

The following process is used to determine the payment amount for each employee.

Step 1: Finance determines the performance results for the ROIC Component and the resultant performance to goal and computes the appropriate percentage of Target Incentive earned.

Step 2: Finance determines the performance results for the Sales Growth Component and the resultant performance to goal and computes the appropriate percentage of Target Incentive earned.

Step 3: Finance calculates the MIP Payout Amount.

Total % Payout = ROIC Component + Sales Growth Component

Step 4: Compensation calculates each employee’s incentive award earned as follows:

Incentive Earned = Base Salary (as of December 31, 2018) x Target Incentive % x Total % Payout

Employees holding incentive-eligible jobs for part of the year will earn an adjusted award based on the eligibility provisions of the Terms and Conditions.

Step 5: The CCOM and the CCOB review and approve final incentive amounts.

Step 6: Corporate Compensation is responsible for setting communication standards and dates.

TERMS AND CONDITIONS OF THE
2018 COMPANY MANAGEMENT INCENTIVE PROGRAM (MIP)

A.	Program Year

This program covers the period from January 1, 2018 to December 31, 2018.

B.	Eligibility Provisions

Specific eligibility provisions are developed and reviewed annually. Eligibility provisions for employees on active payroll are as follows:

1.	Full-Year Participation - Employees who were in incentive-eligible jobs for the full year will be eligible to receive a full award under the MIP, except as noted below.

2.
First-Year Participation (internal promotion or external hire) - Employees who are placed into an incentive eligible job on or before December 1 will be eligible to receive a pro-rata award based on the number of months in the eligible job. Employees placed in an eligible job after December 1 are not eligible to participate for that year.

3.
Changes in Target MIP Percentage - Employees whose target MIP percentage changes during the year due to promotion, demotion or reclassification of the current job will receive an award pro-rated based on the number of months at each MIP level.

4.
Transfer to Another Incentive Program - An employee who changes jobs during the year such that the former and current jobs participate in different incentive programs will receive an award pro-rated based on the number of months in each eligible job.

5.
Transfer to a Non-Incentive Eligible Job - An employee in an incentive-eligible job who transfers to a non-incentive-eligible job will receive a pro-rata award for the number of months in an eligible job. Payment will be made on the next incentive payment date.

6.
Job Elimination or Downgrade - In the sole discretion of the CCOM, if an employee’s job is eliminated for business reasons or is downgraded and the employee's new job is non-incentive eligible, a pro-rata award for the current year will be made on the next incentive payment date, regardless of the effective date of the job elimination or downgrade. In the event the employee does not continue employment, any award for the current year will be made on the next incentive payment date. The salary used in the calculations will be the base salary as of their last day worked.

7.
Voluntary Resignation - If an employee’s resignation date is before December 31, no award will be paid for the current year. Subject to paragraphs 8 and 10 below, if an employee’s resignation date is after December 31 and the employee was in an eligible job on December 1 of that year, the employee will be deemed to have earned that year's payment, if any. The employee will receive a pro-rata payment based on the number of months in an incentive-eligible job that year on the next incentive payment date.

8.
Death, Retirement or Long-term Disability - A pro-rata award will be made for the current year to the employee or his/her estate on the next incentive payment date. The salary used in the calculations will be the base salary as of their last day worked.

9.
Pro-rata Calculation - Participation in MIP will be calculated in whole months with the 14th calendar day of the month as the cutoff. For example, if an employee is in the job on the 14th day of the month, they will get credit for the whole month, if they are in the job on the 15th, they will get credit beginning the next month (e.g., transfer into an eligible job on January 15th - February 14th will get 11/12th MIP for the year, transfer into an eligible job on January 14th or earlier will get 12/12th MIP).

10.	Employees must be in good standing, as determined in the sole discretion of the CCOM, to be eligible for participation. Good standing includes not currently being on a performance improvement program.

A.	Termination of Employment; Engaging in Misconduct; Restatement of Inaccurate Financial Results

1.
If (a) Employee’s employment is terminated by the Employer for whatever reason, (b) the Employer does not renew an employment contract with an Employee, (c) Employee Resigns or (d) Employee engages in misconduct, or is believed to have engaged in misconduct all awards will be forfeited.

2.
If Employee engages in misconduct or is believed to have engaged in misconduct, the Employer shall be entitled to recover from Employee, and Employee shall re-pay any cash sum received pursuant to this Program, in whole or in part, for any period of time, as the Employer deems appropriate under the circumstances.

3.
In the event of a restatement of materially inaccurate financial results, the Employer shall have the discretion to recover awards that were paid or settled to the Employee during the period covered by the restatement as set forth herein. If the payment or settlement of awards would have been lower had the achievement of applicable financial performance goals been calculated based on such restated financial results, if the CCOM determines appropriate in its discretion, the portion of the paid or settled awards in excess of the payment or settlement that would have been made based on the restated financial results may be recovered. Awards received or settled more than three years after the date of the initial filing that contained the incorrect financial results was filed shall not be subject to recovery under this Section C.

4.
The rights and obligations of Employee under the terms and conditions of his/her employment shall not be affected by his/her participation in the Program or any right he/she may have to participate in the Program. An Employee who participates in the Program waives all and any rights to compensation or damages in consequence of the termination of his/her employment for any reason whether lawful or unlawful insofar as those rights arise or may arise from his/her forfeiture of an Award under the Program as a result of such termination or from the loss or diminution in value of rights or entitlements he/she may have under the Program. If necessary, an Employee’s terms of employment shall be varied accordingly.

5.
The exercise of the Employer of its rights under this Section C shall not constitute the recovery of liquidated damages, nor shall the exercise of such rights be deemed its exclusive remedies, but shall be in addition to all other rights available at law or equity.

A.	Administration of the Program

The governance of this Program is the responsibility of the CCOM subject to the review and approval of the CCOB. The CCOB shall have the sole and complete authority and discretion to interpret this program, determine all questions relating to it, and to modify its provisions. All determinations, interpretations or other actions made or taken by the CCOB in connection with the program shall be final and conclusive for all purposes and upon all persons.

The administration of this program, including the calculation of payments, is the responsibility of the Vice President, Treasurer and the Vice President, Total Rewards.

A.	Payment

Payment under this program will be made annually on or before March 15 for the prior year’s results unless country specific regulations require otherwise. Payment will be made in cash or equivalent, less amounts required to be withheld.

Notwithstanding anything herein to the contrary, payment of all or part of awards under this Program that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred as and to the extent provided by the Board of Directors or the CCOB.

B.	Right of Continued Employment

Participation in this program is not a guarantee of continuing employment or of continued participation in the program in any subsequent year.

C.	Termination of Program

The CCOB reserves the right to amend, change or terminate this Program at any time with or without prior notice. The Employer also reserves the right to amend these Terms and Conditions or the Program at any time.

D.	Definitions

Base Salary is defined as the locally relevant rate of pay used to determine a MIP award;
CCOB is the Compensation Committee of the Board, the body that has the final approval of this Program;
CCOM is Compensation Committee of Management, the body that has authority to govern and administer this Program;
Employee is a person who is employed by W.W. Grainger, Inc. or its subsidiaries;
Employer is W.W. Grainger, Inc. or its subsidiaries;
Employment is Employee’s employment in accordance with the terms and conditions of their employment contract in business units where applicable;

Engages in Misconduct means the Employee:
(i) has breached any contract or agreement with the Employer;
(ii) has made any unauthorized disclosure of any of the trade secrets or confidential information of Employer;
(iii) has committed an act of embezzlement, fraud or theft with respect to the property of Employer;
(iv) has engaged in conduct which violates the company’s Business Conduct Guidelines or any anti-corruption or bribery law (whether involving government officials or otherwise);
(v) has deliberately disregarded the rules of the Employer in such a manner as to cause any loss, damage or injury to, or otherwise endanger the property, reputation or employees of the Employer;
(vi) has induced any employee, supplier, customer, agent or contractor of Employer or any other individual to take any action described in (i)-(v) above;
(vii) intends to take any action described in (i)-(vi) above; or
(ix) has taken any other action that the CCOM in its discretion determines to be detrimental;
Management Incentive Program (MIP) is the general term that defines the incentive program as governed by these Terms and Conditions;
Program is the Management Incentive Program as governed by these Terms and Conditions;
Resign(s) is when Employee serves notice to terminate his/her contract of employment;
Retirement is defined based on the payroll that an employee is paid from. In the United States, the definition is the same as W.W. Grainger, Inc. Employees Profit Sharing Plan;
Target Award is the amount of the incentive before any performance criteria increase or decrease the award;
Termination Date is the date of the termination of Employment howsoever caused;
Terms and Conditions is these Terms and Conditions as from time to time amended.